Exhibit 99.2

Allakos Announces a Presentation of Antolimab in Patients with Severe Allergic Conjunctivitis at the 2020 ASCRS Virtual Annual Meeting

REDWOOD CITY, Calif., May 11, 2020 (GLOBE NEWSWIRE) -- Allakos Inc. (the “Company”) (Nasdaq: ALLK), a biotechnology company developing antolimab (AK002) for the treatment of eosinophil and mast cell related diseases, today announced the acceptance of an oral presentation at the upcoming American Society of Cataract and Refractive Surgery (ASCRS) Virtual Annual Meeting.

The virtual presentation will take place on May 16, 2020 at 6:00pm ET. The abstract is currently available on the ASCRS website where the virtual presentation will be available as well.

Title (Presenter):	Phase 1b Study of an Anti-Siglec-8 Monoclonal Antibody, Antolimab (AK002), in Severe Allergic Conjunctivitis (Dr. Stephen Anesi, MD)
Session (Location):	Corneal Disease (VM - 1, Virtual Room 4)

The Phase 1b clinical trial evaluated antolimab in patients with three forms of severe allergic conjunctivitis refractory to topical treatments; atopic keratoconjunctivitis, vernal keratoconjunctivitis and perennial allergic conjunctivitis. Following the presentation, the slides will be available on the Allakos website.

About Allakos

Allakos is a late-stage biotechnology company developing antibodies that target immunomodulatory receptors present on immune effector cells involved in allergic, inflammatory, and proliferative diseases. The Company’s lead antibody, antolimab (AK002), is being evaluated in a Phase 3 study in eosinophilic gastritis (EG) and/or eosinophilic duodenitis (EoD) and a Phase 2/3 study in eosinophilic esophagitis (EoE). Antolimab targets Siglec-8, an inhibitory receptor selectively expressed on human mast cells and eosinophils. Inappropriately activated eosinophils and mast cells have been identified as key drivers in a number of severe diseases affecting the gastrointestinal tract, eyes, skin, lungs and other organs. Antolimab has been tested in multiple clinical studies, in which antolimab eliminated blood and tissue eosinophils, inhibited mast cells and improved disease symptoms in patients with eosinophilic gastritis and/or eosinophilic duodenitis, eosinophilic esophagitis, mast cell gastrointestinal disease, severe allergic conjunctivitis, chronic urticaria and indolent systemic mastocytosis. For more information, please visit the Company's website at www.allakos.com.

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Source: Allakos Inc.

Investor Contact:	Media Contact:
Adam Tomasi, President and COO	Denise Powell
ir@allakos.com	denise@redhousecomms.com